                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                         Circus Circus Enterprises, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                         Circus Circus Enterprises, Inc.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                        CIRCUS CIRCUS ENTERPRISES, INC.
                         2880 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 21, 1996

                               ----------------

To the Stockholders of
 Circus Circus Enterprises, Inc.

  Notice is hereby given that the Annual Meeting of Stockholders of Circus Circus Enterprises, Inc. (the "Company"), a Nevada corporation, will be held at 10:00 A.M., PDT, on Friday, June 21, 1996, in the Banquet Room at Excalibur Hotel and Casino, 3850 Las Vegas Boulevard South, Las Vegas, Nevada for the following purposes:

    1. To elect three Class II directors, each to serve until the Annual Meeting of Stockholders in 1999 and until his successor is elected and qualified;

    2. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as independent auditors of the Company to examine and report on its financial statements for the fiscal year ending January 31, 1997;

    3. To vote on two stockholder proposals opposed by the Board of Directors; and

    4. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

  Only stockholders of record at the close of business on April 22, 1996 are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

  Whether or not you plan to be present at the meeting, you are requested to sign and return the enclosed proxy in the envelope provided so that your shares will be represented. The giving of such proxy will not affect your right to vote in person should you later decide to attend the meeting. Please date and sign the enclosed proxy and return it promptly in the enclosed envelope which requires no postage if mailed within the United States.

                                        By Order of the Board of Directors,

                                        /s/ Clyde T. Turner

                                        Clyde T. Turner
                                        Chairman of the Board

Las Vegas, Nevada
April 30, 1996

                        CIRCUS CIRCUS ENTERPRISES, INC.
                         2880 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109

                               ----------------
                                PROXY STATEMENT

                               ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 21, 1996

  This Proxy Statement is furnished to stockholders of Circus Circus Enterprises, Inc. (the "Company"), a Nevada corporation, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held in the Banquet Room at Excalibur Hotel and Casino, 3850 Las Vegas Boulevard South, Las Vegas, Nevada, on Friday, June 21, 1996, and at any and all adjournments thereof, for the purpose of considering and acting upon the matters referred to in the preceding Notice of Annual Meeting and more fully discussed below.

  This Proxy Statement and the accompanying form of proxy were first mailed to stockholders of the Company entitled to notice of, and to vote at, the meeting on or about April 30, 1996.

QUORUM AND VOTING

  The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding is necessary to constitute a quorum at the meeting. Shares represented at the meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes (i.e., shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote) on a particular matter, including the election of directors, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will be treated as not voted for purposes of determining the decision of stockholders with respect to such matter. Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the three nominees named therein in the absence of instructions to the contrary. Ratification of the appointment of Arthur Andersen LLP to examine and report on the Company's financial statements for the fiscal year ending January 31, 1997 (Proposal 2), and the approval of each of the stockholder proposals described on pages 26 through 29 (Proposals 3 and 4), requires the affirmative vote of a majority of the votes cast thereon, assuming that a quorum (determined in the manner described above) is present or represented at the meeting.

  Proxies in the accompanying form which are properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions therein. IN THE ABSENCE OF INSTRUCTION TO THE CONTRARY, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES NAMED IN THE PROXY, IN FAVOR OF PROPOSAL 2, AND AGAINST PROPOSALS 3 AND 4. No matter is expected to be considered at the meeting other than the proposals set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters. The presence at the meeting of a stockholder will not revoke his proxy. However, a proxy may be revoked at any time before it is voted by written notice to the Company, addressed to David R. Belding, Secretary, at the principal offices of the Company or by giving written notice to the

Company at the meeting; however, a revocation shall not be effective until such written notice has been received by the Company and a revocation shall not affect a vote on any matter cast prior to such receipt.

RECORD DATE AND SHARES OUTSTANDING

  The close of business on April 22, 1996 has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting. The stock transfer books will not be closed. At the close of business on the record date, there were issued and outstanding 103,346,423 shares of the Company's Common Stock. At the meeting, each stockholder entitled to vote at the meeting will be entitled to cast one vote in person or by proxy for each share of Common Stock held by such stockholder.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS

  The following table sets forth information as of April 22, 1996 regarding each person known to the Company to beneficially own more than five percent of its Common Stock.

                                                                     APPROXIMATE
                                                   NUMBER OF SHARES  PERCENTAGE
                NAME AND ADDRESS                  BENEFICIALLY OWNED  OF CLASS
                ----------------                  ------------------ -----------
Michael S. Ensign................................      6,501,933(1)      6.29%
2880 Las Vegas Blvd. South
Las Vegas, Nevada 89109
William A. Richardson............................      6,457,807(2)      6.25%
2880 Las Vegas Blvd. South
Las Vegas, Nevada 89109
FMR Corp.........................................     11,326,550(3)     10.96%
82 Devonshire Street
Boston, Massachusetts 02109-3614

- --------
(1) On April 22, 1996, all of these shares were owned by Mr. Ensign who had sole voting and investment power with respect thereto.
(2) On April 22, 1996, all of these shares were owned by Mr. Richardson who had sole voting and investment power with respect thereto.
(3) Reflects the number of shares beneficially owned as of April 22, 1996, including 343,700 shares as to which FMR Corp. has sole voting power and 11,314,550 shares as to which it has sole dispositive power, according to information provided to the Company by FMR Corp.

  On the record date, Cede & Co., the nominee of The Depository Trust Company, held of record 83,985,241 shares of the Company's Common Stock (approximately 81.3% of the Company's outstanding Common Stock), all of which were held for the accounts of member firms of the New York Stock Exchange and various institutions participating in the facilities of The Depository Trust Company. Based on information available to the Company at April 22, 1996, except as otherwise reflected in the preceding table, no firm held as much as five percent of the Company's outstanding Common Stock for its own account as of such date.

MANAGEMENT

  The following table sets forth information as of April 22, 1996 with respect to the beneficial ownership of the Company's Common Stock by each director, each nominee for election as a director at the meeting, each executive officer named in the Summary Compensation Table appearing on page 9 and all directors and executive officers of the Company as a group.

                                                                     APPROXIMATE
                                                   NUMBER OF SHARES  PERCENTAGE
   NAME                                           BENEFICIALLY OWNED  OF CLASS
   ----                                           ------------------ -----------
Clyde T. Turner..................................      1,600,267(1)      1.53%
Michael S. Ensign................................      6,501,933(2)      6.29%
William A. Richardson............................      6,457,807(3)      6.25%
Glenn W. Schaeffer...............................        588,295(4)       (5)
Kurt D. Sullivan.................................        265,000(6)       (5)
William N. Pennington............................      1,400,000(7)      1.35%
Tony Coelho......................................         21,750(8)       (5)
Carl F. Dodge....................................         47,150(9)       (5)
Fred W. Smith....................................         44,750(10)      (5)
Arthur M. Smith..................................         92,850(11)      (5)
All directors and executive
 officers as a group
 (17 persons)....................................     20,955,286(12)    18.97%

- --------
 (1) Includes 33,600 shares held in a living trust pursuant to which Mr. Turner and his wife share voting and investment power. Also includes 1,566,667 shares which Mr. Turner is entitled to purchase pursuant to stock options which are immediately exercisable or will become exercisable within 60 days of the record date.

 (2) All of these shares are owned by Mr. Ensign who has sole voting and investment power with respect thereto.

 (3) All of these shares are owned by Mr. Richardson who has sole voting and investment with respect thereto.

 (4) Includes 324 shares owned by Mr. Schaeffer who has sole voting and investment power with respect thereto. Also includes 180,000 shares which Mr. Schaeffer is entitled to purchase pursuant to stock options which become exercisable within 60 days of the record date and 407,971 shares which Mr. Schaeffer is entitled to acquire upon the conversion of shares of convertible preferred stock of a subsidiary of the Company.

 (5) Less than 1%.

 (6) Consists of 265,000 shares which Mr. Sullivan is entitled to purchase pursuant to stock options which are immediately exercisable or will become exercisable within 60 days of the record date.

 (7) All of these shares are held by Mr. Pennington under a revocable living trust pursuant to which he has sole voting and investment power.

 (8) Includes 6,000 shares owned by Mr. Coelho who has sole voting and investment power with respect thereto. Also includes 15,750 shares which Mr. Coelho is entitled to purchase pursuant to stock options acquired as formula awards which are immediately exercisable or will become exercisable within 60 days of the record date.

 (9) Includes 1,400 shares held in a family trust pursuant to which Mr. Dodge has sole voting and investment power. Also includes 45,750 shares which Mr. Dodge is entitled to purchase pursuant to stock options acquired as formula awards which are immediately exercisable or will become exercisable within 60 days of the record date.

(10) Includes 21,500 shares held under a revocable trust for which Mr. Smith and his wife serve as co-trustees pursuant to which they share voting and investment power with respect thereto. Also includes 23,250 shares Mr. Smith is entitled to purchase pursuant to stock options acquired as formula awards which are immediately exercisable or will become exercisable within 60 days of the record date.

(11) Includes 9,600 shares owned jointly by Mr. Smith and his wife with whom Mr. Smith shares voting and investment power with respect thereto. Also includes 83,250 shares which Mr. Smith is entitled to purchase pursuant to stock options acquired as formula awards which are immediately exercisable or will become exercisable within 60 days of the record date.

(12) Includes information for the individuals serving as directors and executive officers of the Company as of April 22, 1996. The number of shares beneficially owned by such group on such date includes 2,653,172 shares which may be acquired pursuant to options which are immediately exercisable or will become exercisable within 60 days of the record date and 716,180 shares which may be acquired upon the conversion of shares of convertible preferred stock of a subsidiary of the Company.

                               ----------------

  Based solely on (i) a review of certain reports furnished to the Company pursuant to the Securities Exchange Act of 1934 and (ii) the written representations of the Company's executive officers and directors, the Company believes that all reports required to be filed pursuant to such Act with respect to transactions in the Company's Common Stock during the fiscal year ended January 31, 1996 were filed on a timely basis, except for one transaction by Carl F. Dodge which was reported on a Form 4 that was not timely filed.

                             ELECTION OF DIRECTORS

  In accordance with the Company's Bylaws, as amended, the Company's Board of Directors is divided into three (3) classes consisting of three (3) Class I directors, three (3) Class II directors and four (4) Class III directors. Each of the current Class I directors was elected to his current term at the 1995 Annual Meeting of Stockholders. Each of the current Class II directors other than William A. Richardson was elected to his current term at the 1993 Annual Meeting of Stockholders. Each of the current Class III directors other than Michael S. Ensign and Glenn W. Schaeffer was elected to his current term at the 1994 Annual Meeting of Stockholders. In connection with the Company's acquisition of certain entities collectively referred to as the "Gold Strike Entities," described under "Certain Transactions," Messrs. Richardson and Ensign were elected by the Board of Directors in June 1995 to fill vacancies in Classes II and III created by the Board for that purpose. In February 1996, Mr. Schaeffer was elected by the Board of Directors to fill an additional vacancy created by the Board's increase of Class III to four (4) positions. Each individual elected by the Board of Directors to serve as a director was elected to serve for the balance of the then current term of the class to which such individual was elected.

  At the meeting, three (3) Class II directors are to be elected, with each member to serve a three (3) year term until the 1999 Annual Meeting of Stockholders and until his successor is elected and shall have qualified. The three nominees named below, all of whom are presently directors of the Company, are management's nominees for election as Class II directors and, except as indicated in the next paragraph, the proxies solicited by management will be voted for such nominees.

  Management has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to office and, to the knowledge of management, each of its nominees intends to serve the entire term for which election is sought. However, should any nominee of management become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for the election in his stead of such other person as management may recommend.

NOMINEES AND DIRECTORS

  Information with respect to each nominee and each of the Company's directors who will continue to serve in that capacity following the meeting is set forth in the following table:

                                                                  DIRECTOR
     NOMINEE OR DIRECTOR                                           SINCE
     -------------------                                          --------
CLASS I--DIRECTORS ELECTED TO SERVE UNTIL THE 1998 ANNUAL
MEETING OF STOCKHOLDERS:

  William N. Pennington                                             1974

    Mr. Pennington, 73, was President of the Company from 1979 until his retirement in August 1988. He joined the Company at its inception in 1974 and served as Secretary-Treasurer until he became President. Mr. Pennington is a member of the Executive Committee of the Company's Board of Directors.

                                                                   DIRECTOR
                     NOMINEE OR DIRECTOR                            SINCE
                     -------------------                           --------
  Tony Coelho                                                        1993

   Mr. Coelho, 53, has been Chairman and the Chief Executive Officer of Coelho Associates, an investment consulting and brokerage firm, since September 1995, and Chairman and Chief Executive Officer of ETC, an education, training and communications subsidiary of Tele-Communications, Inc., since October 1995. From 1989 until September 1995, Mr. Coelho was a Managing Director of Wertheim Schroder & Co. Incorporated, an investment banking firm, and from 1990 to September 1995 he also served as President and Chief Executive Officer of Wertheim Schroder Investment Services, Inc. From 1979 to 1989, Mr. Coelho was a member of the U.S. House of Representatives from California and from 1986 to 1989 he served as House Majority Whip. He is a Director of ICF Kaiser International, Inc., Service Corporation International, Tanknology Environment, Inc., Specialty Retail Group, Inc., Tele-Communications, Inc. and Crop Growers Corp. Mr. Coelho is a member of the Audit and the Compensation Committees of the Company's Board of Directors.

  Carl F. Dodge                                                      1989

   Mr. Dodge, 80, is an owner, and since 1987 has been Vice President, of Dodge Bros., Inc., an agricultural enterprise. Mr. Dodge, who served in the Nevada State Senate for 22 years, is a past Chairman of the Nevada Gaming Commission and of the Nevada Ethics Commission. Mr. Dodge is a member of the Executive, the Audit, the Directors' Nominating and Compliance Review Committees of the Company's Board of Directors.

CLASS II--NOMINEES FOR ELECTION TO SERVE UNTIL THE 1999 ANNUAL MEETING OF
STOCKHOLDERS:

  Clyde T. Turner                                                    1993

   Mr. Turner, 58, has been Chief Executive Officer of the Company since February 24, 1994 and Chairman of the Board of the Company since July 8, 1994. From February 19, 1993 until June 1, 1995 he also served as President of the Company and from February 19, 1993 until March 22, 1994, he served as the Company's Chief Financial Officer. Mr. Turner is also a member of the Executive and the Directors' Nominating Committees of the Company's Board of Directors. Prior to joining the Company, Mr. Turner was Executive Vice President, Chief Financial Officer and Treasurer of Mirage Resorts, Incorporated (formerly Golden Nugget, Inc.) from March 1979 to October 1992. Previously, he was a founding and Managing Partner and Director of Nevada's first state-wide accounting firm from December 1966 through February 1979 specializing in construction, banking and governmental clients and was concurrently a member of the Nevada Gaming Commission from 1970 to 1973, authoring a major revision to the Commission's regulations governing the internal controls and procedures of casinos. He also serves as a Director and First Vice President of the Boys and Girls Club of Las Vegas Foundation.

                                                                       DIRECTOR
                          NOMINEE OR DIRECTOR                           SINCE
                          -------------------                          --------
   William A. Richardson                                                 1995
    Mr. Richardson, 49, has been Executive Vice President and a mem-
    ber of the Board of Directors of the Company since June 1, 1995.
    For a period of more than five years prior to assuming his pres-
    ent positions with the Company upon its acquisition of the Gold
    Strike Entities described under "Certain Transactions", Mr. Rich-
    ardson was involved in an executive capacity in the management and operations of the Gold Strike Entities. Mr. Richardson is a member of the Compliance Review Committee of the Company's Board
    of Directors.
   Fred W. Smith                                                         1991
    Mr. Smith, 62, has been Chairman of the Donald W. Reynolds Foun-
    dation since September 1994 and was President and Chief Executive
    Officer of Donrey Media Group from 1991 until September 1994.
    Prior thereto, Mr. Smith was a Vice President and General Manager of the Las Vegas Review Journal. He is a member of the Board of
    Directors of TCA Cable TV Inc. and a member of the Board of
    Trustees of the Nevada Development Authority. Mr. Smith is a mem-
    ber of the Executive, the Directors' Nominating and the Compensa-
    tion Committees of the Company's Board of Directors.
CLASS III--DIRECTORS ELECTED TO SERVE UNTIL THE 1997 ANNUAL MEETING OF
STOCKHOLDERS:

   Michael S. Ensign                                                     1995
    Mr. Ensign, 58, has been Vice Chairman of the Board and Chief Op-
    erating Officer of the Company since June 1, 1995. For a period of more than five years prior to assuming his present positions with the Company upon its acquisition of the Gold Strike Entities described under "Certain Transactions", Mr. Ensign was involved in an executive capacity in the management and operations of the
    Gold Strike Entities. Previously, Mr. Ensign was employed by the
    Company for a period of 10 years and held the position of Chief
    Operating Officer at the time of his departure from the Company in 1984 to devote his full time to the Gold Strike Entities. Mr.
    Ensign is a member of the Executive and the Nominating Committees of the Company's Board of Directors.
   Glenn W. Schaeffer                                                    1996
    Mr. Schaeffer, 42, has been President, Chief Financial Officer and Treasurer of the Company since June 1, 1995 and a member of the Board of Directors since March 4, 1996. From 1993 until the
    Company's acquisition of the Gold Strike Entities described under
    "Certain Transactions", Mr. Schaeffer was involved in an execu-
    tive capacity in the management and operation of the Gold Strike
    Entities. Prior thereto, Mr. Schaeffer was President of the Com-
    pany from June 1991 until February 1993 and Chief Financial Offi-
    cer and a director of the Company from 1984 until February 1993.
   Kurt D. Sullivan                                                      1994
    Mr. Sullivan, 44, has been a Senior Vice President--Operations of the Company since June 1, 1995 and a member of the Board of Di-
    rectors since February 24, 1994. From February 24, 1994 until he assumed the position of Senior Vice President--Operations, Mr.
    Sullivan was an Executive Vice President and Chief Operating Of-
    ficer of the Company. Since joining the Company more than 15 years ago, Mr. Sullivan has held a number of positions including those of casino shift manager, casino manager and general manager at Circus Circus--Reno and general manager at Circus Circus--Las
    Vegas over the period from November 1987 to November 1993. Mr.
    Sullivan is a member of the Compliance Review Committee of the
    Company's Board of Directors.

                            NOMINEE OR DIRECTOR                   DIRECTOR
                            -------------------                     SINCE
                                                                    -----

   Arthur M. Smith                                                   1983
    Mr. Smith, 74, was Chairman of the Board of First Interstate
    Bank of Nevada for more than five years prior to his retire-ment in 1984 and was associated with such bank for more than 40 years. He is a director of Nevada Power Co. He is also a former director of Holiday Inns, Inc. Mr. Smith is a member of the Executive, the Audit and the Compensation Committees of the Company's Board of Directors.

EXECUTIVE OFFICERS OTHER THAN NOMINEES AND DIRECTORS

  Tony Alamo, 54, has been a Senior Vice President--Operations of the Company since June 1, 1995. Prior to assuming his current position with the Company, Mr. Alamo was from January 1, 1995 involved in the management and operations of the Gold Strike Entities. Previously, Mr. Alamo was the Executive Vice President and Chief Operating Officer of MGM Grand Hotel, Casino and Theme Park from July 1994 to December 1994 and its Senior Vice President and General Manager from January 1992 to July 1994. From September 1990 to December 1991, Mr. Alamo was the Senior Vice President and General Manager of the Desert Inn. Mr. Alamo was with the Company from its inception in 1974 until 1988, where, among other things, he served as General Manager of Circus Circus--Las Vegas from 1984 to 1988.

  Daniel N. Copp, 51, has been a Senior Vice President of the Company since June 1, 1995 and, from April 1994 until he assumed his present position, Mr. Copp was an Executive Vice President and Chief Financial Officer of the Company. Mr. Copp was a financial communications consultant from September 1992 until he joined the Company. From 1978 until September 1992 he was employed by Federal Express Corporation in various finance and communications capacities, including the position of Managing Director-Public Relations from 1989 to September 1992.

  Gregg H. Solomon, 38, has been a Senior Vice President--Operations of the Company since June 1, 1995. Prior to assuming his current position with the Company, Mr. Solomon was for a period of more than five years involved in the management and operations of the Gold Strike Entities, most recently as Director of Operations for the Gold Strike Entities and General Manager of the Gold Strike Hotel & Gambling Hall.

  Mike Sloan, 51, has been a Vice President of the Company since June 1985 when he joined the Company and has been General Counsel of the Company since December 1985. From December 1985 until June 1, 1995, Mr. Sloan also served as Secretary of the Company. Prior to joining the Company, Mr. Sloan was engaged in the private practice of law in Las Vegas, Nevada, and served two terms in the Nevada State Senate. Mr. Sloan is a past president of the International Association of Gaming Attorneys and past chairman of the Gaming Law Committee of the General Practice Section of the American Bar Association.

  David R. Belding, 50, has been a Vice President and Secretary of the Company since June 1, 1995. For a period of more than five years prior to assuming his present positions with the Company, Mr. Belding was involved in an executive capacity in the management and operation of the Gold Strike Entities and held the positions of President of Gold Strike Investments, Inc. and General Counsel for the Gold Strike Entities. During such period, Mr. Belding also served a term as Chairman of the Nevada Resort Association.

  Les Martin, 39, has been Corporate Controller of the Company since November 1994. He joined the Company in April 1984 and, until he assumed his present position, was employed as Manager of Financial Reports. Mr. Martin is a certified public accountant and, prior to joining the Company, was with the certified public accounting firm of Fox & Company.

                            MANAGEMENT REMUNERATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to the Company's Chief Executive Officer and each of the Company's four other most highly compensated officers during the year ended January 31, 1996 (collectively the "named executive officers") for the fiscal years ended January 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM COMPENSATION
                                                             ------------------------------------
                                   ANNUAL COMPENSATION              AWARDS              PAYOUTS
                             ------------------------------- ---------------------     ----------
          (A)           (B)     (C)      (D)        (E)         (F)        (G)            (H)         (I)
                                                                        SECURITIES
                                                             RESTRICTED UNDERLYING
       NAME AND                                 OTHER ANNUAL   STOCK     OPTIONS/                  ALL OTHER
       PRINCIPAL                                COMPENSATION  AWARD(S)   SARS(#)          LTIP    COMPENSATION
       POSITION         YEAR SALARY($) BONUS($)    ($)(1)       ($)        (2)         PAYOUTS($)     ($)
       ---------        ---- --------- -------- ------------ ---------- ----------     ---------- ------------
Clyde T. Turner(3)      1996  800,000  920,240        0           0     2,000,000(4)        0        39,420(5)
 Chairman of the Board  1995  802,120        0        0           0     1,500,000(6)        0        39,420
 and Chief Executive    1994  755,311        0        0           0       600,000           0        39,101
 Officer
Michael S. Ensign(7)    1996  416,666  479,292        0           0             0           0         2,367(8)
 Vice Chairman of the   1995       --       --       --          --            --          --            --
 Board and Chief        1994       --       --       --          --            --          --            --
 Operating Officer
Glenn W. Schaeffer(9)   1996  400,000  460,120        0           0       900,000           0       102,900(10)
 President, Chief       1995       --       --       --          --            --          --            --
 Financial Officer and  1994  376,667        0        0           0             0           0         4,379
 Treasurer
William A.
 Richardson(11)         1996  416,666  479,292        0           0             0           0         2,167(12)
 Executive Vice         1995       --       --       --          --            --          --            --
 President              1994       --       --       --          --            --          --            --
Kurt D. Sullivan(13)    1996  466,666  266,304        0           0             0           0        17,032(14)
 Senior Vice President- 1995  600,000        0        0           0       465,000(15)       0        14,782
 Operations             1994  131,597  203,500        0           0             0           0             0

- --------
 (1) During each of the years ended January 31, 1996, 1995 and 1994, certain of the individuals named in column (a) received personal benefits not reflected for such years in the respective amounts set forth for such individual in columns (c), (d) and (e), the dollar value of which did not for any of such individuals for any of such years exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such individual in columns (c) and (d) for such year.

 (2) Options to purchase shares of Common Stock, adjusted to reflect a three-for-two stock split effective July 9, 1993.

 (3) Mr. Turner, the Company's Chairman of the Board and Chief Executive Officer, joined the Company on February 19, 1993, and on that date was elected to the positions of President and Chief Financial

   Officer of the Company. On February 24, 1994, Mr. Turner assumed the position as Chief Executive Officer of the Company and on March 22, 1994 he relinquished the position of Chief Financial Officer. On July 8, 1994, Mr. Turner was elected Chairman of the Board of the Company. On June 1, 1995, he relinquished the position of President.

 (4) Mr. Turner paid the Company a purchase price of $1 per share, or an aggregate of $2,000,000, in consideration for the Company's grant of the option to purchase these shares.

 (5) Of this amount, $34,200 represents insurance premiums paid by the Company with respect to life insurance for the benefit of Mr. Turner and $5,220 represents disability insurance premiums paid on his behalf.

 (6) Includes both an original option for 450,000 shares and a replacement option for the same number of shares which was issued in connection with a repricing of options pursuant to which Mr. Turner surrendered the original 450,000-share option. Also includes a replacement option for 600,000 shares which was issued in connection with the aforementioned repricing of options pursuant to which the option for 600,000 shares received by Mr. Turner in fiscal 1994 was surrendered. As of January 31, 1995, after giving effect to the options granted to Mr. Turner in fiscal 1994 and fiscal 1995 and the related surrenders of options, Mr. Turner held options to purchase an aggregate of 1,050,000 shares of the Company's Common Stock.

 (7) Mr. Ensign joined the Company and assumed the positions of Vice Chairman of the Board and Chief Operating Officer on June 1, 1995.

 (8) This amount represents compensation payable to Mr. Ensign accrued at Gold Strike prior to the Company's acquisition of the Gold Strike Entities, described under "Certain Transactions," and paid by the Company to Mr. Ensign following the Company's acquisition of the Gold Strike Entities on June 1, 1995.

 (9) Mr. Schaeffer joined the Company and assumed the positions of President, Chief Financial Officer and Treasurer on June 1, 1995.

(10) Of this amount, $100,000 represents compensation payable to Mr. Schaeffer accrued at Gold Strike prior to the Company's acquisition of the Gold Strike Entities, described under "Certain Transactions," and paid by the Company to Mr. Schaeffer following the Company's acquisition of the Gold Strike Entities on June 1, 1995. The balance, $2,900, represents insurance premiums paid by the Company with respect to life insurance for the benefit of Mr. Schaeffer.

(11) Mr. Richardson joined the Company and assumed the position of Executive Vice President on June 1, 1995.

(12) This amount represents compensation payable to Mr. Richardson accrued at Gold Strike prior to the Company's acquisition of the Gold Strike Entities, described under "Certain Transactions," and paid by the Company to Mr. Richardson following the Company's acquisition of the Gold Strike Entities on June 1, 1995.

(13) Mr. Sullivan served as Executive Vice President and Chief Operating Officer until June 1, 1995 when he relinquished those positions and assumed the position of Senior Vice President.

(14) Of this amount, $11,483 represents insurance premiums paid by the Company with respect to life insurance for the benefit of Mr. Sullivan and $5,549 represents disability insurance premiums paid by the Company on Mr. Sullivan's behalf.

(15) Represents a net increase during the year of only 150,000 shares. The balance of these shares are covered by options granted to Mr. Sullivan upon his surrender for cancellation of other options to purchase an aggregate of 315,000 shares.

OPTIONS GRANTED IN THE LAST FISCAL YEAR

  The following table provides information related to options to purchase the Company's Common Stock granted to the named executive officers during the fiscal year ended January 31, 1996. The Company has never granted any stock appreciation rights.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                                                                                ANNUAL RATES
                                                                               OF STOCK PRICE
                                                                              APPRECIATION FOR
                         INDIVIDUAL GRANTS                                     OPTION TERM(1)
- --------------------------------------------------------------------------- ---------------------
          (A)               (B)             (C)        (D)          (E)        (F)        (G)
                         NUMBER OF
                         SECURITIES
                         UNDERLYING      % OF TOTAL
                          OPTIONS/      OPTIONS/SARS EXERCISE
                            SARS         GRANTED TO  OR BASE
                          GRANTED       EMPLOYEES IN PRICE(2)    EXPIRATION
          NAME              (#)         FISCAL YEAR   ($/SH)      DATE(3)     5% ($)    10% ($)
          ----           ----------     ------------ --------    ---------- ---------- ----------
Clyde T. Turner......... 2,000,000(4)       53.3      27.875(5)   3/19/02   34,815,104 68,902,154
Michael S. Ensign.......         0           N/A         N/A          N/A          N/A        N/A
Glenn W. Schaeffer......   500,000(6)       13.3       25.25(7)   3/19/05   14,163,920 29,518,504
                           200,000(8)        5.3       30.30(9)   3/19/05    4,655,568 10,797,402
                           200,000(10)       5.3       32.82(11)  3/19/05    4,150,568 10,292,402
William A. Richardson...         0           N/A         N/A          N/A          N/A        N/A
Kurt D. Sullivan........         0           N/A         N/A          N/A          N/A        N/A

- --------
(1) Illustrates the value that might be realized upon the exercise of an option immediately prior to the expiration of its term, assuming specified compounded rates of appreciation in the value of the Company's Common Stock over the term of the option. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) Options may be exercised with cash, other shares of the Company's Common Stock or a combination of cash and such shares at the discretion of the committee which administers the Company's stock option plans.

(3) Options are subject to termination prior to their stated expiration dates in certain instances relating to termination of employment.

(4) Mr. Turner paid the Company a purchase price of $1 per share, or an aggregate of $2,000,000, in consideration for the Company's grant of the option to purchase these shares. Such option becomes exercisable as to 666,667 shares on June 1, 1996, as to an additional 666,667 shares on June 1, 1997 and as to an additional 666,666 shares on June 1, 1998.

(5) This exercise price represents 110% of the last reported sale price of the Company's Common Stock on the New York Stock Exchange Composite Tape on the date of grant.

(6) The option to purchase these shares becomes exercisable as to 100,000 shares on June 1, 1996, and as to an additional 100,000 shares on June 1 of each of the four succeeding years.

(7) This exercise price represents the last reported sale price of the Company's Common Stock on the New York Stock Exchange Composite Tape on the date of grant.

(8) The option to purchase these shares becomes exercisable as to 40,000 shares on June 1, 1996, and as to an additional 40,000 shares on June 1 of each of the four succeeding years.

(9) This exercise price represents 120% of the last reported sale price of the Company's Common Stock on the New York Stock Exchange Composite Tape on the date of grant.

(10) The option to purchase these shares becomes exercisable as to 40,000 shares on June 1, 1996, and as to an additional 40,000 shares on June 1 of each of the four succeeding years.

(11) This exercise price represents 130% of the last reported sale price of the Company's Common Stock on the New York Stock Exchange Composite Tape on the date of grant.

OPTION EXERCISES IN LAST FISCAL YEAR

  The following table provides information related to options to purchase the Company's Common Stock exercised by the named executive officers during the fiscal year ended January 31, 1996 and the number and value of options to purchase such Common Stock held as of the end of such fiscal year. The Company does not have any outstanding stock appreciation rights.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                     VALUES

          (A)                  (B)               (C)                     (D)                        (E)
                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                                   OPTIONS/SARS AT         IN-THE-MONEY OPTIONS/
                                                                      FY-END(#)            SARS AT FY-END($)(2)
                         SHARES ACQUIRED                      -------------------------  -------------------------
          NAME           ON EXERCISE(#)  VALUE REALIZED($)(1) EXERCISABLE UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
          ----           --------------- -------------------- ----------- -------------  ----------- -------------
Clyde T. Turner.........         0               N/A            750,000     2,300,000(3)  7,968,750    9,187,500(3)
Michael S. Ensign.......         0               N/A                  0             0           N/A          N/A
Glenn W. Schaeffer......         0               N/A                  0       900,000           N/A    3,627,500
William A. Richardson...         0               N/A                  0             0           N/A          N/A
Kurt D. Sullivan........         0               N/A            215,000       100,000     2,284,375    1,062,500

- --------
(1) Represents, with respect to each share purchased, the market value of such share on the date of purchase (based on the average of the reported high and low sale prices for the Common Stock on the New York Stock Exchange on the date of exercise), less the exercise price paid for such share.

(2) Represents, with respect to each share, the closing price for the Common Stock on the New York Stock Exchange on January 31, 1996, less the exercise price payable for such share (and, in the case of the option for which Mr. Turner paid a purchase price as described in Note 3, less the purchase price paid for such option).

(3) Includes 2,000,000 shares which may be acquired upon the exercise of an option for which a $2,000,000 purchase price was previously paid.

COMPENSATION OF DIRECTORS

  The directors of the Company who are not otherwise employees of the Company receive compensation for their services as follows: (i) $20,000 per year; (ii) $1,000 for each meeting of the Board of Directors attended; (iii) $500 ($750 in the case of the committee chairman) for each meeting of a committee of the Board attended on the same date as a Board meeting; and (iv) $1,000 ($1,500 in the case of the committee chairman) for each meeting of a committee of the Board attended on a date when there is no Board meeting. All of the Company's directors are entitled to reimbursement of the out-of-pocket expenses incurred in attending Board and committee meetings.

  Pursuant to the Company's 1991 Stock Incentive Plan (the "1991 Plan"), each director of the Company who is not an employee of the Company and has not previously been an employee of the Company is entitled to receive annually on the date of each annual meeting of stockholders during the term of the 1991 Plan following which he continued to serve as a director of the Company, as a formula award, an option to purchase 7,500 shares of the Company's Common Stock. Pursuant to the terms of the 1991 Plan, the original formula awards granted in 1992 were multiplied times the number of years the optionee had served as a director, resulting in original grants as follows: Arthur M. Smith--67,500; Carl F. Dodge--30,000; and Fred W. Smith--7,500. The exercise price per share for each option granted as a formula award is the average of the Fair Market Values (as defined) for the fifth (5th) through the ninth (9th) "business days" following the date of grant. For purposes of the preceding sentence, "Fair Market Value" is defined in the 1991 Plan as the mean of the high and low per share trading prices for the Common Stock as reported in The Wall Street Journal for New York Stock Exchange Composite Transactions. A formula award becomes exercisable when, and only if, the optionee continues to serve as a director until the first annual meeting of the Company's stockholders held following the year in which the award is granted. Unless forfeited in accordance with the terms of the 1991 Plan, a formula award becomes exercisable as to 40% of the shares subject thereto after one year, as to 70% of the shares subject thereto after two years, and as to 100% of the shares subject thereto after three years and, unless earlier exercised or forfeited, remains exercisable for a period of ten years from the date of the grant.

  Effective January 1, 1995, the Company adopted a Retirement Plan for Outside Directors (the "Directors' Retirement Plan"). The purpose of the Directors' Retirement Plan is to provide directors of the Company who are not employees of the Company with post-retirement benefit payments in recognition of their service to the Company and to ensure that the overall compensation arrangements for non-employee directors are adequate to attract and retain highly qualified individuals to serve the Company. Pursuant to the Directors' Retirement Plan, each director of the Company who is not an employee of the Company on the date elected to its Board of Directors and is not otherwise receiving retirement benefits from the Company will become eligible to receive retirement benefits thereunder upon completion of at least five years of service as a director of the Company if retirement occurs at or after age 72 or upon completion of at least 10 years of service as a director of the Company if retirement occurs prior to age 72. Each non-employee director of the Company eligible to participate in the Directors' Retirement Plan will be entitled, following the later of attainment of age 65 or actual retirement from the Company's Board of Directors, to receive an annual retirement benefit equal to 100% of the amount of compensation payable to such director for services rendered to the Company as a member of its Board of Directors (excluding meeting fees, committee chairman fees, travel expenses and any consulting fees), as in effect at the time of such director's retirement. Benefits will be paid under the Directors' Retirement Plan for the greater of five years or the number of years of service on the Company's Board of Directors for each eligible director who served as a director of the Company for less than 10 years at such director's date of retirement. For each eligible director with more than 10 years of service as a director of the Company, benefits under the Directors' Retirement Plan will be paid for life. Benefits under the Directors' Retirement Plan will be paid to the surviving spouse of any eligible director who dies after retirement from the Company's Board of Directors, whether or not then receiving benefits thereunder, for a period not to exceed 10 years up to the number of years of such director's service on the Company's Board of Directors. The Company's Board of Directors may terminate the Directors' Retirement Plan at any time. Following any such termination, benefits thereunder will be paid, or will continue to be paid, to any eligible director who retired from the Company's Board of Directors prior to the date of termination.

EMPLOYMENT AGREEMENTS

  In connection with its acquisition of the Gold Strike Entities (as defined), described under "Certain Transactions", the Company entered into employment agreements with certain of its executive officers, including Clyde T. Turner and Kurt D. Sullivan, and certain of the Gold Strike executives, including Michael S. Ensign, Glenn W. Schaeffer and William A. Richardson, who became executive officers of the Company upon the consummation of the acquisition. In addition to the employment agreements with the Company's named executive officers, the Company also entered into employment agreements with two of its other officers and with two other Gold Strike executive officers who became executive officers of the Company upon the consummation of the acquisition. Each such employment agreement provides for an initial base salary (in the cases of Messrs. Turner, Ensign, Schaeffer and Richardson, with a mandatory increase of 5% per year during the term of the agreement) plus any discretionary increases as may be determined by the Board of Directors. In addition, each such agreement provides for the employee's eligibility to receive an annual bonus under the bonus plan described under "Executive Officers Bonus Plan," below, established by the Company for its senior executive officers to provide for the payment of bonus compensation based upon financial or other performance criteria which is intended to conform to the requirements that apply to "qualified performance based compensation" under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Each agreement further provides that the targeted annual bonus shall not be less than 100% of the employee's then current base salary. Additionally, each agreement provides that upon the termination of employment by the employee upon the occurrence of certain events, including a "Change in Control" or for other "Good Reason" or by the Company without "Cause," as each such term is defined in the agreement (each, a "Designated Termination") or the Company's failure to consent to any automatic one-year extension of the agreement (or any automatic three-year extension in the case of Mr. Turner's agreement), the Company will be obligated to pay the employee's then-current base salary and targeted bonus (plus any other amounts due to, or for the benefit of, the employee) for the greater of the remainder of the agreement's then-current term or a period of 12 months (or a period of 36 months in the case of Mr. Turner's agreement) and all options to purchase the Company's Common Stock held by the employee will become exercisable immediately.

  Mr. Turner's employment agreement provides for his employment as the Company's Chairman of the Board and Chief Executive Officer for an initial term of three years which expires on May 31, 1998, with subsequent automatic three-year renewal terms subject to early termination by either Mr. Turner or the Company with six months' notice prior to renewal. The agreement also provides for an initial base salary and an initial annual target bonus in the amount of $800,000 each, increasing to $840,000 in the current year.

  Mr. Ensign's employment agreement provides for his employment as the Company's Vice Chairman of the Board and Chief Operating Officer for an initial term of three years which expires on May 31, 1998, with subsequent one-year renewal terms, subject to early termination by either Mr. Ensign or the Company with six months' notice prior to renewal. The agreement also provides for an initial base salary and an initial annual target bonus in the amount of $625,000 each, increasing to $656,250 in the current year.

  Mr. Schaeffer's employment agreement provides for his employment as the Company's President, Chief Financial Officer and Treasurer for an initial term of three years which expires on May 31, 1998, with subsequent one-year renewal terms, subject to early termination by either Mr. Schaeffer or the Company with six months' notice prior to renewal. The agreement also provides for an initial base salary and an initial annual target bonus in the amount of $600,000 each, increasing to $630,000 in the current year.

  Mr. Richardson's employment agreement provides for his employment as the Company's Executive Vice President for an initial term of three years which expires on May 31, 1998, with subsequent one-year renewal terms, subject to early termination by either Mr. Richardson or the Company with six months' notice prior to renewal. The agreement also provides for an initial base salary and an initial annual target bonus in the amount of $625,000 each, increasing to $656,250 in the current year.

  Mr. Sullivan's employment agreement provides for his employment as the Company's Senior Vice President--Operations for an initial term of three years which expires on May 31, 1998, with subsequent one-year renewal terms, subject to early termination by either Mr. Sullivan or the Company with six months' notice prior to renewal. The agreement also provides for an initial base salary and an initial annual target bonus in the amount of $400,000 each, and the guarantee of 50% of Mr. Sullivan's target bonus during the first year of the agreement's term.

  Tony Alamo is employed as a Senior Vice President--Operations of the Company under an employment agreement with an initial term of three years which expires on May 31, 1998, with subsequent one-year renewal terms, subject to early termination by either Mr. Alamo or the Company with six months' notice prior to renewal. Mr. Alamo's employment agreement provides for an initial base salary and an initial annual target bonus in the amount of $400,000 each.

  Gregg H. Solomon is employed as a Senior Vice President--Operations of the Company under an employment agreement with an initial term of three years which expires on May 31, 1998, with subsequent one-year renewal terms, subject to early termination by either Mr. Solomon or the Company with six months' notice prior to renewal. Mr. Solomon's employment agreement provides for an initial base salary and an initial annual target bonus in the amount of $400,000 each.

  Mike Sloan is employed by the Company as a Senior Vice President and General Counsel under an employment agreement with an initial term of three years which expires on May 31, 1998, with subsequent one-year renewal terms, subject to early termination by either Mr. Sloan or the Company with six months' notice prior to renewal. Mr. Sloan's employment agreement provides for an initial base salary and an initial annual target bonus in the amount of $300,000 each.

  Daniel N. Copp is employed as the Company's Senior Vice President--Corporate Communications under an employment agreement with a current term expiring in 1998 which provides for a current base salary and annual target bonus in the amount of $200,000 each. The Company and Mr. Copp have entered into a new agreement pursuant to which Mr. Copp's current employment agreement will terminate effective May 31, 1996 and he will assume the position of a consultant to the Company at the same salary and bonus provided for in his current agreement. The new agreement provides for a term of one year, subject to Mr. Copp's right to terminate the agreement at an earlier date.

EXECUTIVE OFFICER BONUS PLAN

  On March 19, 1995, the Board of Directors adopted an Executive Officer Bonus Plan (the "Bonus Plan") which was approved by the Company's stockholders on June 22, 1995. The Bonus Plan was adopted for the purpose of implementing the bonus compensation provisions of the Company's employment agreements with its officers, including the ones described under "Employment Agreements", above.

  The Bonus Plan is a performance bonus plan which is designed to provide certain senior executives with incentive compensation based upon the achievement of previously established performance goals. The Bonus Plan is intended to provide an incentive for superior work and to motivate participating officers toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executive officers. Executive officers at the level of vice president or above may be eligible to participate in the Bonus Plan. Prior to, or at the time of, establishment of the performance objectives for a performance period, which will generally be the Company's fiscal year, the Committee designated under the Bonus Plan (initially the Compensation Committee (the "Committee")) will designate the specific executive officers who will participate in the Bonus Plan for such performance period. Messrs. Turner, Ensign, Richardson and Schaeffer were designated to participate in the Bonus Plan for the fiscal year of the Company ended January 31, 1996.

  The Bonus Plan is designed to comply with Section 162(m) of the Internal Revenue Code, which limits the tax deductibility by the Company of compensation paid to certain officers named in the compensation tables of its proxy statement to $1,000,000 in any fiscal year of the Company. At the beginning of each performance period and subject to the requirements of Section 162(m), the Committee will establish performance goals, specific performance objectives and objectively determinable computation formulae or methods for determining each participant's bonus under the Bonus Plan for such performance period. The performance goals may include any one or more of the following corporate business criteria: pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues, or productivity. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m), performance goals may include a participant's attainment of personal objectives with respect to any of the foregoing performance goals or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility.

  At or after the end of each performance period, the Committee is required by the terms of the Bonus Plan to certify in writing whether the previously established performance goals and objectives have been satisfied in such performance period. The actual bonus award for any participant for such performance period shall then be determined based upon the previously established computation formulae or methods. In no event will any bonus award for any plan year exceed the lesser of 150% of the participant's annual base salary as in effect at the beginning of the plan year or $1,500,000. The Committee has no discretion to increase the amount of any participant's bonus as so determined, but may reduce the amount of, or totally eliminate, such bonus if the Committee determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors. In no event will the aggregate amount of all bonuses payable in any plan year under the Bonus Plan exceed 10% of the Company's average annual income before taxes during the preceding five fiscal years of the Company.

  Approved awards under the Plan are payable in cash as soon as is practicable after the end of each performance period and after the Committee has certified in writing that the relevant performance goals were achieved. Awards that are otherwise payable to a participant who is not employed by the Company as of the last day of a performance period will be prorated or eliminated pursuant to specified provisions of the Bonus Plan. A participant will recognize ordinary taxable income upon receipt of payments under the Bonus Plan.

  REPORT OF THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE ON EXECUTIVE
                                  COMPENSATION

INTRODUCTION

  Since the Board of Directors consolidated two predecessor committees in 1994, the Company's policies and procedures relating to the compensation of its executive officers and the respective levels and forms of their compensation, including awards made pursuant to the Company's stock option and stock incentive plans (collectively the "Plans"), have, except as indicated below, been the responsibility of a Consolidated Compensation and Stock Option Committee (the "Compensation Committee"). The current members of the Compensation Committee are Tony Coelho, Chairman, Arthur M. Smith and Fred W. Smith, each of whom was a member of the committee throughout the fiscal year ended January 31, 1996. None of the Compensation Committee's current members, who constitute the only persons who served on the committee during fiscal 1996, has ever been an officer or employee of the Company. Each of the Compensation Committee's current members is a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

  The employment agreements described under "Employment Agreements", above, and the Bonus Plan described under "Executive Officer Bonus Plan", above (the "Bonus Plan"), were approved by the Board of Directors on March 19, 1995 in connection with the Board's approval of the Company's June 1995 acquisition of the Gold Strike Entities, described under "Certain Transactions". At the time of such approvals, the Board of Directors consisted of seven members, including the aforementioned members of the Compensation Committee and Clyde T. Turner, Kurt D. Sullivan, William N. Pennington and Carl F. Dodge. The only persons who served on the Board of Directors during the fiscal year ended January 31, 1996 and participated in the aforementioned decisions while also serving as an officer or employee of the Company were Clyde T. Turner and Kurt D. Sullivan. Mr. Turner served as Chairman of the Board and Chief Executive Officer of the Company for all of fiscal 1996 and also served as President of the Company until June 1, 1995. From the beginning of fiscal 1996 until June 1, 1995, Mr. Sullivan served as Executive Vice President and Chief Operating Officer of the Company and for the balance of fiscal 1996 he served as a Senior Vice President--Operations of the Company. William N. Pennington was an officer of the Company until his retirement in 1988.

COMPENSATION POLICIES

  The Company's current policies with respect to executive compensation are as follows:

  1. To establish compensation programs designed to attract and retain highly-qualified executives.

  2. To provide motivation to the Company's executives through compensation that is correlated to the performance of the individual and to the performance of the Company.

  3. To compensate executives in a manner that rewards both current performance and longer-term performance.

  4. To provide executives with a financial interest in the success of the Company similar to the interests of the Company's stockholders.

  Consistent with the aforementioned policies, the Company's compensation of its executive officers during the year ended January 31, 1996 involved a combination of salary and cash bonuses to reward short-term performance. It also involved grants of stock options to four individuals, including the Company's Chief Executive Officer, to encourage and reward longer-term performance. Such options were granted in

March 1995 pursuant to the Company's 1995 Special Stock Option Plan (the "1995 Plan"), subject to approval of the 1995 Plan by the Company's stockholders, which was obtained on June 22, 1995. Although the only awards made pursuant to the Plans during fiscal 1996 were stock options, under the terms of the Company's 1991 Stock Incentive Plan, the Compensation Committee may include in future awards grants of restricted stock or performance shares in combination with or in addition to stock options.

  The base salaries of the Company's executive officers with whom the Company entered into the employment agreements described under "Employment Agreements", above, including that of the Chief Executive Officer (discussed below), were approved by the Board of Directors (and the base salaries of the Company's other executive officers were fixed by the Compensation Committee) without reference to any specific criteria, at levels intended to make such officers dependent for an estimated 50% of their compensation on bonuses earned over the year, assuming their receipt of bonuses approximating their target bonuses.

  Bonus awards for fiscal 1996 to executive officers at the level of vice president or above whose total cash compensation could exceed $1 million in fiscal 1996 were made pursuant to the Bonus Plan, which was approved by the Company's stockholders on June 22, 1995. Such bonuses were determined by the adjustment of the target bonuses set forth in the respective officers' employment agreements pursuant to a formula established by the Compensation Committee based solely on a comparison of the Company's operating income for the period from August 1, 1995 through January 31, 1996 (the "Performance Period") with predetermined target levels of operating income established for the Performance Period. Bonus awards to executives not covered by the Bonus Plan are currently paid quarterly from a bonus pool to which the Company allocates an amount for each of its properties equal to a predetermined percentage of the amount by which such property's operating income for the period exceeds a predetermined base amount. No other specific measure of corporate performance is considered in determining the amount allocated to the bonus pool. The aforementioned percentages and base amounts of operating income are generally established prior to the applicable period, but are subject to adjustment from time-to-time in such manner as the Compensation Committee determines in its discretion to reflect market conditions and other factors determined to have impacted the Company's performance. The allocation of bonus payments among the Company's executives who participate in this bonus pool is determined based on the Compensation Committee's subjective evaluation of such executives' respective levels of supervisory or management responsibilities and individual performances.

  The Compensation Committee's awards under the Plans (which, in fiscal 1996, consisted solely of stock options pursuant to the 1995 Plan) are intended to provide executives with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company's success through the opportunity to acquire an increased stock ownership in the Company and to benefit from appreciation in the value of the Company's stock. Awards made pursuant to the Plans in fiscal 1996 were based on the Compensation Committee's subjective evaluation of the respective levels of supervisory or management responsibilities of recipients of awards and their potential contribution to the Company's long-term success. In arriving at its decisions regarding awards pursuant to the Plans, the Compensation Committee considers, among other factors, the respective numbers and terms of the options already held by the Company's executive officers. The Company's past performance was not a factor in the Compensation Committee's awards of stock options during fiscal 1996. The practice of the Compensation Committee has been to issue all stock options at exercise prices equal to (and, in the case of certain of the options granted in fiscal 1996, above) the market value of the Company's Common Stock on the date of the grant, thus linking the value of such options to the subsequent performance of the Company's Common Stock and thereby giving the holders of the options an interest in the Company's performance similar to that of its stockholders.

POLICY REGARDING DEDUCTIBILITY OF COMPENSATION FOR TAX PURPOSES--COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The Compensation Committee's current policy is to structure the performance-based portion of the compensation of the Company's executive officers (currently consisting of stock option grants and cash bonuses) in a manner that complies with Section 162(m) whenever, in the judgment of the Compensation Committee, to do so would be consistent with the objectives of the compensation plan under which the compensation would be payable. The options and bonuses awarded in fiscal 1996 to the Company's executive officers were pursuant to plans approved by the Company's stockholders which are intended to make the awards pursuant to such plans fully deductible under Section 162(m).

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The compensation of Clyde T. Turner, the Company's Chief Executive Officer who served in such capacity throughout the year ended January 31, 1996, consisted of salary (as specified in his employment agreement), a cash bonus (determined based on the target bonus specified in his employment agreement, as adjusted in accordance with the Bonus Plan administered by the Compensation Committee) and stock options awarded by the Compensation Committee. The base salary and target bonus for fiscal 1996 specified in Mr. Turner's employment agreement, were fixed by the Board of Directors on a subjective basis, taking into account his management responsibilities, at levels intended to make Mr. Turner dependent for an estimated 50% of his cash compensation for fiscal 1996 on the bonus earned under the Bonus Plan, assuming his receipt of a bonus for the period approximating his target bonus. Such base salary and target bonus bear no specific relationship to any particular measure of the Company's performance. The bonus paid to Mr. Turner for fiscal 1996 was determined by adjustment of the aforementioned target bonus pursuant to a formula established by the Compensation Committee based solely on a comparison of the Company's operating income for the Performance Period with predetermined target levels of operating income established for the Performance Period. The Compensation Committee believes that the measure of operating performance utilized in fiscal 1996 to determine the amount of bonuses under the Bonus Plan, including that of Mr. Turner, is more appropriate than criteria based upon the market price of the Company's Common Stock. This view is based on the Compensation Committee's belief that while the performance of the Company's Common Stock over a longer period is a meaningful measure of the Company's performance, over the period of a single fiscal year, an officer's annual compensation should not be so closely tied to the vagaries of the stock market. In order to provide an added long-term incentive element to Mr. Turner's total compensation package, the Compensation Committee, in March 1995, awarded Mr. Turner an option to purchase 2,000,000 shares of the Company's Common Stock. The option was granted at an exercise price equal to 110% of market value on the date of the grant and with a required purchase price for the option of $1 for each share covered by the option, representing an aggregate purchase price for the option of $2,000,000. The above-market exercise price and the purchase price required to acquire the option were intended to link the value Mr. Turner can realize from the award to the subsequent performance of the Company's Common Stock. In order to further link the award to the long-term performance of the Common Stock, the option, by its terms, becomes exercisable in three annual installments, with the initial installment becoming exercisable on June 1, 1996, the first anniversary of the Company's acquisition of the Gold Strike Entities described under "Certain Transactions". The terms of Mr. Turner's option, including the number of shares which may be purchased pursuant thereto, were determined by the Compensation Committee based on its subjective evaluation of Mr. Turner's level of management responsibilities and his potential contribution to the Company's long-term success, and did not bear a specific relationship to any particular measure of the Company's performance.

        COMPENSATION
        COMMITTEE              BOARD OF DIRECTORS
        Tony Coelho, Chairman  Clyde T. Turner, Chairman
        Arthur M. Smith        Tony Coelho
        Fred W. Smith          Carl F. Dodge
                               William N. Pennington
                               Arthur M. Smith
                               Fred W. Smith
                               Kurt D. Sullivan

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Company's Compensation Committee are Tony Coelho, Chairman, Fred W. Smith and Arthur M. Smith, each of whom has served since prior to the beginning of the last fiscal year. No other person has served on the Compensation Committee since prior to the beginning of the last fiscal year. None of the aforementioned members of the Compensation Committee is an officer or other employee, or former officer, of the Company or any subsidiary of the Company.

  The Board of Directors, at the time it took the actions with respect to executive compensation described under "Report of the Board of Directors and the Compensation Committee on Executive Compensation", consisted of seven members, including the aforementioned members of the Compensation Committee and Clyde T. Turner, Kurt D. Sullivan, William N. Pennington and Carl F. Dodge. The only persons who served on the Board of Directors during the fiscal year ended January 31, 1996 and participated in the aforementioned decisions while also serving as an officer or employee of the Company were Clyde T. Turner and Kurt
D. Sullivan. Mr. Turner served as Chairman of the Board and Chief Executive Officer of the Company for all of fiscal 1996 and also served as President of the Company until June 1, 1995. From the beginning of fiscal 1996 until June 1, 1995, Mr. Sullivan served as Executive Vice President and Chief Operating Officer of the Company and for the balance of fiscal 1996 he served as a Senior Vice President--Operations of the Company. William N. Pennington was an officer of the Company until his retirement in 1988.

  Effective January 1, 1994, the Company and Scores, Inc. entered into an agreement pursuant to which Scores, Inc. subleases 50% of the aircraft hangar space leased by the Company from an unaffiliated third party and for which the Company paid in 1994 and 1995, and is obligated to pay in 1996, rent at a monthly base rate of $8,894, $9,339 and $9,806, respectively, plus allocable utility costs. The agreement, which is for a term of three years, requires Scores, Inc. to pay the Company rent at the rate of $5,000 per month. Fred W. Smith, a director of the Company, holds a one-third ownership interest in Scores, Inc. The transaction was reviewed and approved by the Audit Committee of the Company's Board of Directors, with Fred W. Smith, then a member of the Audit Committee, abstaining.

  During the fiscal year ended January 31, 1996, certain of the Company's properties purchased an aggregate of $114,334 of bakery products from an entity owned by Steve M. Pennington, the son of William N. Pennington. The transactions were reviewed and ratified by the Audit Committee of the Company's Board of Directors.

                   COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

  The graph below compares the cumulative total return (assuming reinvestment of dividends) from January 31, 1991 to January 31, 1996, on the Company's Common Stock with (i) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), (ii) the Dow Jones Industry Group (Casinos) (the "Industry Group") and
(iii) an industry peer group which is comprised of the following gaming companies which were publicly-traded during such period: Aztar Corporation, Elsinore Corp., Mirage Resorts, Incorporated, Santa Fe Gaming (formerly Sahara Resorts), Sands Regent and Showboat Inc. (the "Original Peer Group"). The graph assumes an investment of $100 on January 31, 1991 in each of the Company's Common Stock, the stocks comprising the S&P 500 Index, the stocks comprising the Industry Group and the stocks comprising the Original Peer Group.

  The historical stock price performance of the Company's Common Stock shown on the graph below is not necessarily indicative of future price performance.

  The Company has elected, beginning this year, to utilize the Industry Group in lieu of the Original Peer Group composed by the Company. Management believes the comparison of the Company to the Industry Group is more meaningful since the Industry Group includes 50 gaming companies, compared with the six that currently comprise the Original Peer Group. In addition, the Industry Group is utilized for comparison by a number of the other large gaming companies. Thus, the Company's utilization of the Industry Group will provide a comparison which is more consistent with the practices of other large gaming companies.

  The graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN


                             [GRAPH APPEARS HERE]

                      1/31/91   1/31/92   1/31/93   1/31/94   1/31/95   1/31/96
- --------------------------------------------------------------------------------
Circus Circus          $100      $141      $204      $206      $149      $177
- --------------------------------------------------------------------------------
S&P 500                 100       123       136       153       154       214
- --------------------------------------------------------------------------------
Industry Group          100       143       232       317       215       254
- --------------------------------------------------------------------------------
Original Peer Group     100       134       201       254       209       333
- --------------------------------------------------------------------------------

Source: Media General Financial Services, Inc., Richmond, Virginia.

          INFORMATION CONCERNING COMMITTEES OF THE BOARD OF DIRECTORS

  Among the current committees of the Company's Board of Directors are an Audit Committee, a Compensation Committee, a Directors' Nominating Committee and a Compliance Review Committee. The Compensation Committee was created in 1994 as a result of the consolidation of the Board's predecessor compensation and stock option committees.

  Presently, the members of the Audit Committee are Arthur M. Smith, Chairman, Tony Coelho and Carl F. Dodge. The Audit Committee held five (5) meetings during the fiscal year ended January 31, 1996. The Audit Committee reports periodically to the Board of Directors concerning the functions of the committee. The functions of the Audit Committee include (i) reviewing and making recommendations to the Board of Directors with respect to the engagement of an independent accounting firm to audit the Company's financial statements for the then current fiscal year; (ii) instructing the certified public accountants to expand the scope and extent of the annual audits of the Company into areas of any concern to the Audit Committee, and, at its discretion, directing other special investigations to insure the objectivity of the financial reporting of the Company; (iii) reviewing the reports submitted by the certified public accountants and reporting thereon to the Board of Directors with such recommendations as the Audit Committee may deem appropriate; (iv) meeting with such officers and department managers of the Company as the Audit Committee deems necessary in order to determine the adequacy of the Company's accounting principles and financial and operating policies, controls and practices, its public financial reporting policies and practices, and the results of the Company's annual audit; (v) meeting periodically with members of the Company's internal audit department and reviewing the reports of such department; (vi) conducting inquiries into any of the foregoing, the underlying and related facts, including such matters as the conduct of the Company's personnel, the integrity of the Company's records, the adequacy of the procedures and the legal and financial consequences of such facts; and (vii) retaining and deploying such professional assistance, including outside counsel and auditors, as the Audit Committee deems necessary or appropriate, in connection with the exercise of its powers.

  Presently, the members of the Compensation Committee are Tony Coelho, Chairman, Arthur M. Smith and Fred W. Smith. The Compensation Committee held a total of five (5) meetings during the fiscal year ended January 31, 1996. The Compensation Committee reports periodically to the Board of Directors concerning the functions of the committee. The Compensation Committee's functions include (i) reviewing on a periodic basis the compensation of the Company's officers; (ii) recommending to the Board of Directors appropriate levels of compensation, including retirement, medical and incentive programs, for the Company's officers; and (iii) retaining such professional consultants or other assistance as the committee deems necessary or appropriate in connection with the performance of its duties. The Compensation Committee's functions also include administration of the Company's stock option, stock incentive and stock purchase warrant plans (collectively the "Plans"), including the issuance of stock options or other awards pursuant to the Plans.

  Presently, the members of the Directors' Nominating Committee are Fred W. Smith, Chairman, Clyde T. Turner and Carl F. Dodge. The Directors' Nominating Committee did not meet during the fiscal year ended January 31, 1996. The function of this committee is to evaluate and present to the Board of Directors, for its consideration, candidates to fill positions on the Board of Directors. The Directors' Nominating Committee will consider individuals recommended by stockholders. Any stockholder who wishes to recommend a prospective nominee for the Board of Directors for the committee's consideration may write

Mike Sloan, General Counsel, Circus Circus Enterprises, Inc., 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

  Presently, the members of the Compliance Review Committee are Carl F. Dodge, Chairman, William A. Richardson and Kurt D. Sullivan. The Compliance Review Committee held a total of two (2) meetings during the fiscal year ended January 31, 1996. The function of this committee is to assist the Board of Directors in the implementation and administration of the Company's Gaming Compliance Program which has been created for the purpose of (i) ensuring compliance with gaming laws applicable to the business operations of the Company; (ii) advising the Board of Directors of the Company of any gaming law compliance problems or situations which may adversely affect the objectives of gaming control; and
(iii) performing due diligence in respect of proposed transactions and associations.

  The Board of Directors held a total of six (6) meetings during the fiscal year ended January 31, 1996. During such fiscal year, each director attended 75% or more of the total number of meetings of the Board and the committees of the Board on which he served that were held during the periods he served.

                              CERTAIN TRANSACTIONS

  For information concerning transactions with entities in which Fred W. Smith and a son of William N. Pennington own interests, see "Compensation Committee Interlocks and Insider Participation."

  On June 1, 1995, pursuant to an Agreement and Plan of Merger dated as of March 19, 1995 (the "Merger Agreement") and an Exchange Agreement dated as of March 19, 1995 (the "Exchange Agreement" and, together with the Merger Agreement, the "Gold Strike Agreements"), the Company acquired from certain entities and individuals (collectively the "Gold Strike Shareholders") a group of affiliated entities (collectively the "Gold Strike Entities") which own the Gold Strike Hotel & Gambling Hall and the Nevada Landing Hotel & Casino in Jean, Nevada, the Railroad Pass Hotel & Casino in Henderson, Nevada, a 50% interest in a joint venture partnership with an affiliate of Hyatt Development Corporation which owns The Grand Victoria, a riverboat casino and land-based entertainment complex in Elgin, Illinois (situated approximately 40 miles northwest of downtown Chicago), a 50% interest in a joint venture partnership with an affiliate of Mirage Resorts, Incorporated which is developing a 3,000-room gaming resort near the south end of the Las Vegas Strip and certain other assets (collectively the "Gold Strike Properties"). Pursuant to the Gold Strike Agreements, the Company acquired the Gold Strike Entities (the "Acquisitions") in exchange for its issuance of 16,291,551 shares of its Common Stock and the issuance by a subsidiary of the Company of shares of the subsidiary's preferred stock (the "Preferred Stock") which is convertible into an additional 793,156 shares of the Company's Common Stock, as well as the Company's payment of approximately $12 million in cash and its assumption of approximately $165 million of debt. Of the consideration paid by the Company for the Gold Strike Entities, the Gold Strike Shareholders who became directors and/or officers of the Company upon the consummation of the acquisition received the following:
Michael S. Ensign (who became Vice Chairman of the Board and Chief Operating Officer of the Company)--6,501,933 shares of the Company's Common Stock and $4,795,193 in cash; Glenn W. Schaeffer (who became President, Chief Financial Officer and Treasurer of the Company)--104,563 shares of Preferred Stock (which is convertible into 407,971 shares of the Company's Common Stock) and $143,728 in cash; William A. Richardson (who became a Director and Executive Vice President of the Company)--6,457,807 shares of the Company's Common Stock and $4,762,650 in cash; Tony Alamo (who became a Senior Vice President--Operations of the Company)--69,051 shares of Preferred Stock

(which is convertible into 269,415 shares of the Company's Common Stock) and $94,915 in cash; David R. Belding (who became a Senior Vice President and Secretary of the Company)--1,611,567 shares of the Company's Common Stock and $1,188,535 in cash; Gregg Solomon (who became a Senior Vice President-- Operations of the Company)--9,943 shares of Preferred Stock (which is convertible into 38,794 shares of the Company's Common Stock) and $13,668 in cash; and Peter Simon (who became Senior Vice President--Development of the Company)--1,482,241 shares of the Company's Common Stock and $1,093,157 in cash. Upon consummation of the Acquisitions, certain of the Gold Strike Shareholders, including Michael S. Ensign, Glenn W. Schaeffer, William A. Richardson, David R. Belding, Tony Alamo, Peter A. Simon and Gregg H. Solomon, entered into a five-year standstill agreement with the Company, and the Company entered into a registration rights agreement providing for certain registration rights with respect to the shares of the Company's Common Stock issued to the Gold Strike Shareholders in the Acquisitions or upon the conversion of the Preferred Stock.

  Upon the consummation of the Acquisitions, the Board increased the number of directors in Classes II and III from two (2) to three (3) and filled the vacancies so created by the election of William A. Richardson and Michael S. Ensign (who were designated by the Gold Strike Shareholders pursuant to the Merger Agreement) as a Class II director and a Class III director, respectively, in each case for the balance of the current term of such class. Pursuant to the Merger Agreement, the Company also agreed to use its best efforts to cause Messrs. Richardson and Ensign to be nominated to positions as Class II and Class III directors, respectively, for the full terms of such classes when they next stand for election in 1996 and 1997, respectively.

  Pursuant to the terms of the Gold Strike Agreements, upon the closing of the Acquisitions, the Company entered into employment agreements with certain of its executive officers and certain of the Gold Strike executives who became executive officers of the Company. For information concerning these employment agreements, see "Management Remuneration--Employment Agreements". The Merger Agreement also provided for the Company's recommendation to the Compensation Committee of a grant to Clyde T. Turner, Glenn W. Schaeffer, Tony Alamo and Gregg H. Solomon (the "Designated Optionees") of options to purchase 2,000,000, 900,000, 200,000 and 200,000 shares, respectively, of the Company's Common Stock, subject to approval of the plan pursuant to which such options are granted by the Company's stockholders (which was obtained on June 22, 1995) and the closing of the Acquisitions (which occurred on June 1, 1995). For additional information concerning the options granted to Messrs. Turner and Schaeffer, see "Management Remuneration--Options Granted in the Last Fiscal Year". Messrs. Alamo and Solomon each received an option which entitles him to purchase 200,000 shares of the Company's Common Stock at a purchase price of $25.25 per share (representing the fair market value of the Common Stock on the date of the grant) which becomes exercisable as to 40,000 shares on June 1, 1996 and as to an additional 40,000 shares on June 1 of each of the next four years. Unless earlier exercised or terminated, each such option expires on March 19, 2005.

  Circus Circus Casinos, Inc. ("CCC"), a wholly-owned subsidiary of the Company, and Lakeview Company ("Lakeview"), a Nevada general partnership of entities owned by Michael S. Ensign, William A. Richardson and David R. Belding, have entered into a consulting agreement, dated as of June 1, 1995 (the "Consulting Agreement"), pursuant to which Lakeview is provided executive level management services with respect to its Gold Strike Inn and Casino located near Boulder City, Nevada (the "Lakeview Property"). For such services, Lakeview is obligated to pay an annual consulting fee of $120,000, which is intended to compensate the Company for the services rendered by its executive officers and is subject to renegotiation if CCC determines that the executive level of management services required pursuant to the Consulting Agreement exceed contemplated levels. The Consulting Agreement also obligates Lakeview to reimburse

CCC for compensation or other out-of-pocket expenses (other than the compensation of executive officers of the Company and its subsidiaries) associated with the services provided to the Lakeview Property pursuant to the Consulting Agreement. The purpose of the Consulting Agreement is to compensate the Company for any time devoted by Messrs. Ensign, Richardson or Belding to the Lakeview Property, which they owned at the time of the Company's acquisition of the Gold Strike Entities, described above, and retained because of their intention to transfer this property to various members of their respective families.

  On March 5, 1995, the Company and William G. Bennett, the Company's former Chairman of the Board and Chief Executive Officer, entered into a Settlement Agreement (the "Settlement Agreement") for the purpose of settling a lawsuit filed by the Company in the District Court, Clark County, Nevada (the "Court") on January 17, 1995. The complaint had sought injunctive relief as well as damages alleged to have been incurred as a result of Mr. Bennett's alleged breach of his fiduciary duty to the Company by entering into an agreement (the "Hacienda Agreement") to purchase the Hacienda Hotel & Casino, an alleged corporate opportunity of the Company. Pursuant to the Settlement Agreement, Mr. Bennett assigned to the Company all of his right, title and interest in the Hacienda Agreement and resigned from his position as a director of the Company, and an order of dismissal of the suit with prejudice was entered in the Court on March 7, 1995. Pursuant to the Settlement Agreement, the Company also deposited the sum of $5,000,000 with the escrow agent under the Hacienda Agreement to permit the reimbursement of Mr. Bennett for his original down payment of such amount. The Settlement Agreement included the Company's disclaimer of any interest in purchasing any other property that Mr. Bennett may subsequently acquire.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the current fiscal year. Although not required by law or otherwise, the selection is being submitted to the stockholders of the Company as a matter of corporate policy for their approval. Arthur Andersen LLP, an international firm of certified public accountants, has audited the financial statements of the Company since 1980.

  It is anticipated that a representative of Arthur Andersen LLP will be present at the meeting and, if present, such representative will be given the opportunity to make a statement if he desires to do so. It is also anticipated that such representative will be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSAL TO ELIMINATE CLASSIFIED BOARD OF DIRECTORS

  The following stockholder proposal has been submitted to the Company for action at the meeting by William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, the owner of 400 shares of the Company's Common Stock. The text of the proposal is as follows:

    "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previous elected."

STOCKHOLDER'S SUPPORTING STATEMENT

  The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for it's implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

  The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

  The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

  I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.
                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE FOREGOING STOCKHOLDER
PROPOSAL

  The election of directors by classes is a common practice that has been adopted by many companies including approximately 293 of the 500 companies comprising the Standard & Poor's 500 Stock Price Index. The practice of electing directors by classes is also specifically permitted by the laws of many states, including the State of Nevada.

  The Board of Directors believes that the current division of the Company's Board into three classes, with one class being elected each year for a three-year term, provides the benefits of both continuity and stability in the membership of the Board and its policies. At the same time, the Company's directors are fully accountable to serve the stockholders' interests throughout their terms of office, whether such terms are three years or one year.

  Classification of the Board promotes greater continuity of experience since it increases the likelihood that at all times at least a majority of the Board's members will have experience and familiarity with the business affairs and operations of the Company. This continuity of experience, in the opinion of the Board, permits more effective long-term strategic planning which can contribute to the creation of long-term value for the stockholders. The Board also believes the ability to offer a new candidate for election to the Board the prospect of serving for a three-year term, coupled with the opportunity to benefit from the experience of the continuing directors, helps the Company to attract prominent and well-qualified individuals who are able to commit the time and resources to understand the Company and its operations. A classified board also encourages unsolicited bidders for control of the Company to initiate arm's-length discussions with the Board, which is in a position to best represent the interests of all of the stockholders, and under such circumstances affords the Board the opportunity to perform its fiduciary duty to the stockholders in a more orderly manner.

At the same time, annual elections, pursuant to which approximately one-third of the Board is elected each year, offer stockholders a regular opportunity to renew and reinvigorate corporate decision-making while maintaining the basic integrity of corporate policy year to year for the benefit of all who rely on it.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

STOCKHOLDER PROPOSAL TO ELIMINATE NON-EMPLOYEE PENSION BENEFITS PLAN

  The following stockholder proposal has been submitted to the Company for action at the meeting by Kenneth Steiner, 14 Stoner Avenue, Suite 2-M, Great Neck, New York 11021, the owner of 75 shares of the Company's Common Stock. The text of the proposal is as follows:

    "RESOLVED, that the shareholders assembled in person and by proxy, recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits."

STOCKHOLDER'S SUPPORTING STATEMENT

  Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

  Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

  But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. As a founding member of the Investors Rights Association of America I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.

  A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record then their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?
                I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE FOREGOING STOCKHOLDER
PROPOSAL

  The best interests of the Company and its stockholders are served by having high caliber, talented and experienced individuals serve as outside directors. To attract and retain these highly-sought-after individuals, the Board believes the Company must provide a competitive total compensation package for its outside directors.

  The Company's Retirement Plan for Outside Directors, which is more fully described under "Management Remuneration--Compensation of Directors," was adopted to provide the non-employee directors of the Company who satisfy the plan's minimum service and the eligibility requirements with post-retirement payments in recognition of their service to the Company and to ensure that the overall compensation arrangements for non-employee directors are adequate to attract and retain highly qualified individuals to serve the Company.

  Under the terms of the plan, the benefits must be earned! To be eligible to receive benefits, a director must have completed at least five years of service if retirement occurs at or after age 72 or at least 10 years of service as a director if retirement occurs prior to age 72. The annual benefit payable to a retired director is limited to the amount of the annual retainer (excluding any meeting fees, committee chairman fees, travel expenses and any consulting fees) payable to the Company's non-employee directors at the time of his retirement. The benefit is payable for life to an eligible director who serves for a period of ten years or longer, and, in the case of an eligible director with less than ten years of service, the period the benefit is payable is limited to the number of years he serves as a director of the Company.

  The Board believes the plan not only assists the Company in attracting highly qualified individuals to serve on the Board but provides an incentive to such individuals to remain on the Board and provide the Company with the ongoing benefit of their experience and knowledge of the Company's business and recognizes the ever-increasing time commitment, diligence and risks associated with service on the board of a publicly-owned corporation. For these reasons, we unanimously recommend a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company at its principal executive offices by not later than December 31, 1996 to be considered for inclusion in management's proxy statement and form of proxy for that meeting.

                                 OTHER MATTERS

  As of the date hereof, management does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the meeting, it is the intention of the persons named in the proxies to vote the shares represented thereby in accordance with their best judgment on such matters.

  The expenses of soliciting proxies in the form included with this proxy statement and the cost of preparing, assembling and mailing material in connection with such solicitation of proxies will be borne by the Company. In addition to the use of the mail, the Company's directors, executive officers and employees may solicit proxies personally or by telephone or telegraph. Also, the Company has retained the firm of Hill and Knowlton, Inc. to solicit proxies at an estimated cost of $7,500 plus out-of-pocket expenses. The Company may reimburse brokerage firms and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy material to the beneficial owners of shares.

  A form of proxy is enclosed for your use. Please date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

                                        By Order of the Board of Directors,

                                        /s/ Clyde T. Turner

                                        Clyde T. Turner
                                        Chairman of the Board

Las Vegas, Nevada
April 30, 1996

- --------------------------------------------------------------------------------
                                     PROXY

                        CIRCUS CIRCUS ENTERPRISES, INC.

      Proxy Solicited on Behalf of the Board of Directors of the Company

     The undersigned, a stockholder of Circus Circus Enterprises, Inc. (the "Company"), a Nevada corporation, hereby appoints Clyde T. Turner and Mike Sloan, and each of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held in the Banquet Room at Excalibur Hotel and Casino, 3850 Las Vegas Boulevard South, Las Vegas, Nevada, on Friday, June 21, 1996 at 10:00 A.M., PDT, or at any adjournment or adjournments thereof, with respect to all shares of the Company's Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, on the following matters:

The election of three Class II Directors to serve until their respective
successors are elected and shall qualify.        (Change of address-Comments)

Nominees:                                      --------------------------------

Class II  Clyde T. Turner, William A.          --------------------------------
          Richardson and Fred W. Smith
                                               --------------------------------

                                               --------------------------------

This proxy will be voted as specified on the reverse side. If no specification is made, this proxy will be voted FOR all nominees for director named above,
FOR ratification of the appointment of Arthur Andersen LLP, AGAINST approval of the stockholder proposal to eliminate the classified board of directors, and AGAINST the stockholder proposal to eliminate pension benefits to non-employee directors.
                                                                 --------------
                                                                   SEE REVERSE
                                                                      SIDE
                                                                 --------------
- -------------------------------------------------------------------------------

________________________________________________________________________________
[X]  Please mark your votes as in this example                              9616

  This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all nominees listed on the reverse side, FOR Proposal 2 and AGAINST Proposals 3 and 4.
________________________________________________________________________________
The Board of Directors recommends a vote FOR all nominees listed on the reverse side and FOR Proposal 2.
________________________________________________________________________________
                                                         FOR            WITHHELD
1.  Election of Directors (see reverse side).          [     ]          [     ]

FOR, except vote withheld from the following nominee(s):

________________________________________________________

                                                         FOR   AGAINST   ABSTAIN
2.  Ratification of the appointment of Arthur Andersen [     ] [     ]   [     ]
    LLP as independent auditors to examine and report on the Company's financial statements for the fiscal year ending January 31, 1997.

________________________________________________________________________________
The Board of Directors recommends a vote AGAINST Proposals 3 and 4.
________________________________________________________________________________

                                                        FOR    AGAINST   ABSTAIN
3.  Stockholder proposal to eliminate the             [     ]  [     ]   [     ]
    classified board of directors.

4.  Stockholder proposal to eliminate                 [     ]  [     ]   [     ]
    pension benefits to non-employee
    directors.

5. In the discretion of the proxies on any other matters that may properly come before the meeting or any adjournment thereof.

                                       [_] Change of Address/Comments on
                                           reverse side

                                          If more than one of the proxies listed
                                       on the reverse side shall be present at
                                       the meeting or any adjournment thereof,
                                       the majority of said proxies so present
                                       and voting shall exercise all of the
                                       powers conferred hereby.

                                          The undersigned hereby revokes any
                                       proxy heretofore given to vote upon or
                                       act with respect to such shares and
                                       hereby ratifies and confirms all that the proxies listed on the reverse side, or any of them, may lawfully do by virtue hereof.


SIGNATURE(S)____________________________________________       DATE____________
Please date this proxy and sign your name as it appears hereon. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, give title as such.
________________________________________________________________________________